Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number 05-03
Stuart Blackie
Dev Ghose
Shurgard Storage Centers, Inc.
(206) 624-8100

Media Contact

Broadgate Consultants, Inc.

(212) 232-2220

FOR IMMEDIATE RELEASE

SHURGARD ANNOUNCES NEW CREDIT AGREEMENT

SEATTLE, WASHINGTON, February 15, 2005 . . . Shurgard Storage Centers, Inc. (NYSE:SHU) a leading self-storage real estate investment trust (REIT) in the United States and Europe, today announced the closing of a three-year $350 million senior unsecured revolving credit facility and a six-month $150 million term loan facility, both with one-year extension options. The proceeds will refinance the company’s existing unsecured credit facility due to mature on February 26, 2005. At closing, the interest rate will be 70 basis points over LIBOR in addition to a 20 basis point facility fee on the revolving facility and 90 basis points over LIBOR on the term loan.

The new facility was arranged and syndicated by Banc of America Securities LLC. Harrell L. Beck, executive vice president, chief investment officer and treasurer of Shurgard, said, “We are pleased to have successfully negotiated new credit facilities that offer greater flexibility and borrowing capacity which will help to execute the company’s business plan in the United States and in Europe. We are very pleased that Banc of America led an oversubscribed syndication effort with the notable addition of European banks Royal Bank of Scotland, Société Générale and KBC Bank joining the bank group for the first time. We appreciate the continued confidence shown in our business by our bank group demonstrating Shurgard’s ongoing ability to access the capital markets.”

Bank of America is the Administrative Agent of the new facilities and Citicorp North America, Inc. is the Syndication Agent. Commerzbank AG New York, LaSalle Bank National

Association and Keybank National Association are Co-Documentation Agents, the Bank of Nova Scotia and the Royal Bank of Scotland are Co-Senior Managing Agents and KBC Bank, N.V. and PNC Bank, National Association are Co-Managing Agents.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.

Cautionary and Forward-Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding FFO projections for 2004 and beyond are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including but not limited to, the court’s approval of the settlement, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 17, 2004, and Form 10-Q for the quarter ending March 31, 2004, filed with the SEC on July 12, 2004, Form 10-Q for the quarter ending June 30, 2004, filed with the SEC on August 13, 2004 and Form 10-Q for the quarter ending September 30, 2004, filed with the SEC on November 9, 2004.

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